Exhibit 99.2
          News Release

Investor Contact:	Don Washington
	Director, Investor Relations and	EnPro Industries
Corporate Communications
5605 Carnegie Boulevard
Charlotte, North Carolina 28209-4674
Phone:	704-731-1527	Phone: 704 731 1500
Fax: 704-731-1511
Email:	don.washington@enproindustries.com	www.enproindustries.com
ENPRO INDUSTRIES ANNOUNCES PRICING
OF CONVERTIBLE SENIOR DEBENTURES
CHARLOTTE, NC, October 20, 2005 — EnPro Industries, Inc. (NYSE: NPO), announced today the pricing of $172.5 million principal amount of its Convertible Senior Debentures due 2015, which included $22.5 million principal amount of the debentures under an over-allotment option exercised by the initial purchasers. The debentures are being sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the “Securities Act”).
The debentures will bear interest at the annual rate of 3.9375%. The debentures may be converted, under certain circumstances, into a combination of cash and common stock of the company. The conversion rate initially will be 29.5972 shares of common stock per $1,000 principal amount of debentures, which is equivalent to a conversion price of approximately $33.79 per share of common stock. The conversion rate will be subject to adjustment upon the occurrence of specified events.
EnPro intends to use a portion of the net proceeds to enter into convertible debenture hedge and warrant transactions, which are expected to reduce potential dilution to EnPro’s common stock from conversion of the debentures and to have the effect to the company of increasing the conversion price of the debentures to $46.78. The parties to such transactions have advised the company that they expect to take positions in the company’s common stock in secondary market transactions and/or enter into various derivative transactions at or possibly after the pricing of the debentures.
The company intends to use the remaining net proceeds of the offering, together with available cash, to fund the redemption of its $145.0 million in outstanding TIDES securities and for general corporate purposes. Delivery of the debentures is expected to occur on October 26, 2005, and is subject to the satisfaction of customary closing conditions.
This press release does not constitute an offer to sell or the solicitation of any offer to buy securities. The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act. The securities to be offered have not been registered under the Securities Act, or any state securities laws, and unless so registered may not be offered or sold in the United Sates, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.
Forward-Looking Statements
Statements in this release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: completion of the sale of the debentures, including the company’s satisfaction of closing conditions, the resolution of current and potential future asbestos claims against certain of our subsidiaries which depends on such factors as the possibility of asbestos reform legislation, the financial viability of insurance carriers, the timing of payments of claims and related expenses, the timing of insurance collections, limitations on the amount that may be recovered from insurance carriers, the bankruptcies of other defendants and the results of litigation; general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, guaranteed debt and lease payments, employee benefit obligations and other matters. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2004, and the Forms 10-Q for the quarters ended March 31 and June 30, 2005, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this release to reflect any change in management’s expectations or any change in the assumptions or circumstances on which such statements are based.